Exhibit 5

CONSENT OF QUALIFIED PERSON

February 15, 2012

Alberta Securities Commission

British Columbia Securities Commission

Saskatchewan Financial Services Commission

Manitoba Securities Commission

Ontario Securities Commission

Autorité des marchés financiers

Nova Scotia Securities Commission

New Brunswick Securities Commission

Office of the Superintendent of Securities, Prince Edward Island

Service NL, Newfoundland and Labrador

Re: Agrium Inc. (“Agrium” or the “Issuer”) – Technical Report Filing

I, Erika D. Stoner, P. Eng., a qualified person, am responsible for preparing or supervising the preparation of sections 1 through 3, 13 and 16 through 28 (the “Sections”) of the technical report entitled “National Instrument 43-101 Technical Report on Vanscoy Potash Operations” dated effective February 15, 2012 (the “Technical Report”).

Pursuant to section 8.3 of National Instrument 43-101 – Standards of Disclosure for Mineral Projects, this letter constitutes my consent to the public filing of the Sections and those portions of the Technical Report that pertain to the Sections with each of the British Columbia Securities Commission, the Alberta Securities Commission, the Saskatchewan Financial Services Commission, the Manitoba Securities Commission, the Ontario Securities Commission, the Autorité des marchés financiers, the Nova Scotia Securities Commission, the New Brunswick Securities Commission, the Office of the Superintendent of Securities, Prince Edward Island and Service NL, Newfoundland and Labrador and I acknowledge that the Technical Report will become part of the Issuer’s public record.

Sincerely,

“Erika D. Stoner”
Erika D. Stoner, P. Eng.